UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION     SEC File Number 0-27313
            Washington, D.C.  20549          Cusip Number


                 FORM 12b-25

            NOTIFICATION OF LATE FILING

(Check One)   __ Form 10-K   __ Form 20-F   __ Form 11-K  _x_ Form 10-Q
__Form N-SAR

     For Period Ended:
                    [      ]  Transition Report on Form 10-K
                    [      ]  Transition Report on Form 20-F
                    [      ]  Transition Report on Form 11-K
                    [   x  ]  Transition Report on Form 10-Q
                    [      ]  Transition Report on Form N-SAR
     For the Transition Period Ended: ___________________________

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
PLEASE PRINT OR TYPE

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
_______________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_________________________________________________________________


PART I  -  REGISTRANT INFORMATION

Blini Hut, Inc.
Full Name of Registrant

Bargain Products, Inc.
Former Name if Applicable

47-39 49th Street
Address of Principal Executive Office
(STREET AND NUMBER)

Woodside, New York 11377
City, State and Zip Code

PART II  -  RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check appropriate box)

   x (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

   x (b)  The subject annual report, semi-annual report, transition report
	    on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following
	    the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  ___(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III  -  NARRATIVE

State below in reasonable detail the reason why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Registrant was unable to file its Form 10-Q for the quarter ended
June 30, 2000 by August 14, 2000 because of the need to obtain and compile additional financial and accounting information necessary to complete an accurate filing.


PART IV  - OTHER INFORMATION

   (1) Name and telephone number of person to contact in regard to this notification

      Phil Kempisty  		        212       	406-7272
       (Name)              (Area Code)    (Telephone Number)

   (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
                     x  Yes   __ No

   (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                    __ Yes     x  No

   If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
________________________________________________________________________

                         Blini Hut, Inc.
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     August 15, 2000  			By   /s/SIMON KUBLANOV
                                   	Simon Kublanov, Vice President